ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION


Pursuant to the provisions of Article 4.04 of the Texas Business
Corporation
Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

                                  ARTICLE ONE

The name of the corporation is Stewart & Stevenson Services, Inc.

                                  ARTICLE TWO

The following amendments to the articles of incorporation were adopted by the shareholders of the corporation on June 13, 1995.

The number of shares outstanding at the time the amendments were adopted, and entitled to vote on the amendments were 33,026,815.

                                  ARTICLE THREE

Article VI of the Second Restated Articles of Incorporation is amended to read as follows in its entirety:

The aggregate number of shares which the corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, without par value.

The number of shares voted for the amendment was 26,027,160. The number of shares voted against the amendment was 921,615.

                                  ARTICLE FOUR

The Second Restated Articles of Incorporation is amended by adding the following new Article IX immediately following Article VIII:

                                       IX.

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders;
(ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or
(iv) an act or
omission for which the liability of a director is expressly provided by an applicable statute. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of Texas hereafter enacted that further limits the liability of a director.

The number of shares voted for the amendment was 25,380,174. The number of shares voted against the amendment were 1,516,214.

                                  ARTICLE FIVE

The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

                                  ARTICLE SIX

These amendments do not affect a change in the amount of stated capital.



                                                /s/ Lawrence E.
Wilson

_________________________
                                                Vice President &
Secretary